Exhibit 99.1

Chimera Investment Corporation Announces Retirement of Independent Directors

NEW YORK--(BUSINESS WIRE)--April 2, 2021--Chimera Investment Corporation (NYSE: CIM) (the "Company") announced today that on March 31, 2021, Dennis Mahoney, an independent member of the Board of Directors (the “Board”) of the Company since April 2010, notified the Company that he will not stand for re-election at the Company’s 2021 Annual Meeting of Shareholders, and that Paul Donlin, an independent member of the Board of the Company since November 2007, notified the Company that he will retire from the Board on the date of the Company’s 2021 Annual Meeting of Shareholders. Their respective terms will end on the day of the Company’s 2021 Annual Meeting Date.

“The Company thanks Mr. Donlin and Mr. Mahoney for their many years of service. Mr. Donlin was there at our founding as Chairman of the Board and Chairman of our Nominating/Corporate Governance Committee and served in those roles with distinction for more than 13 years. His leadership was instrumental to the Company’s success and he shepherded the Company through difficult times as well,” says Gerry Creagh, the Company’s Chairman of the Board. Mr. Creagh further said that “Mr. Mahoney has also been a key component of our success having served as Chairman of our Audit Committee for more than nine years. We are sad to see them go and wish them the best.”

About Chimera Investment Corporation

We are a publicly traded REIT that is primarily engaged in the business of investing in a diversified portfolio of real estate assets, including mortgage loans, Agency RMBS, Non-Agency RMBS, Agency CMBS, and other real estate assets.

Please visit www.chimerareit.com for additional information about the Company.

Contacts

Investor Relations
888-895-6557
www.chimerareit.com